San José, 25 de junio del 2013
GGC-13533

Señores
Energía Renovable Versant SRL
Edificio Las Terrazas A, 5° Piso
Plaza Roble, Escazú
San José, Costa Rica
Fax: +506-2505-5601

Atención:	José Pablo Quiros S.
Gerente General

Asunto:	Carta de Intencion para firma de acuerdo de interconexión en apertura Tramo 15 del Proyecto SIEPAC

Estimado señor:

Adjunto a la presente estamos remitiéndole la propuesta para el Convenio de Conexión de la planta Eólica Versant al Proyecto SIEPAC. En caso de que estén conformes procederemos a la suscripción de la misma.

Agradeciendo su atención a la presente

Atentamente,

EMPRESA PROPIETARIA DE LA RED, S.A.

/s/ José Enrique Martínez Albero
José Enrique Martínez Albero
Gerente General

Apdo. 1234-1007 Oficentro La Sabana Edificio No. 3, Piso No.1. San José, Costa Rica Tel. (506) 2290 9100 Fax. (506) 2296 4380

Carta de Intención

Entre los suscritos, a saber, JOSÉ ENRIQUE MARTÍNEZ ALBERO, mayor, casado, ingeniero, de nacionalidad española, vecino de San José, con pasaporte vigente de su nacionalidad número XDA457349 como Gerente General con facultades de Apoderado Generalísimo Sin Límite de suma de la Empresa Propietaria de la Red, Sociedad Anónima, debidamente inscrita en el Registro Público de Panamá, Ficha 356059, rollo 63787 imagen 60 en adelante llamada EPR, por una parte y por la otra JOSÉ PABLO QUIROS SALAZAR, varón, costarricense, mayor de edad, con cédula de identidad 1-697-458-0, actuando en nombre y representación de Energía Renovable Versant SRL, cédula jurídica 3-102-613485, inscrita en el Registro Personas Jurídicas tomo 2010 asiento 149205, sociedad costarricense, debidamente constituida y en vigencia, con domicilio en Edificio Las Terrazas A, 50 Piso, Plaza Roble, Escazú, San José, Costa Rica, debidamente facultado para este acto en adelante, “Versant” y conjuntamente con EPR, en adelante, las “Partes”.

CONSIDERANDO

Que VERSANT está debidamente constituida para desarrollar y operar una planta eólica denominada VTRES Bache SRL. ubicada en el Cantón de La Cruz, Provincia de Guanacaste, Costa Rica (en adelante el “Proyecto”). Que esta planta que seria exclusivamente para producción de energía eólica, renovable y limpia para el uso y distribución de la Compañía Nacional de Fuerza y Luz (CNFL).

Que EPR es la empresa encargada de construir la infraestructura del Proyecto SIEPAC, el cual consiste en la ejecución del Primer Sistema de Transmisión Eléctrica Regional que reforzará la red eléctrica de América Central (Guatemala, El Salvador, Honduras, Nicaragua, Costa Rica y Panamá), el cual incluye líneas de transmisión eléctrica a 230 kV de un circuito, con torres previstas para un segundo circuito futuro (en adelante, la Línea de Transmisión”).

Que VERSANT desea la interconexión a la Línea de Transmisión en la República de Costa Rica entre la Frontera Nicaragua - Costa Rica y la subestación Cañas (Tramo 15 del Proyecto SIEPAC), para que se trasiegue su suministro hasta un punto determinado de la Red Nacional.

Que EPR de conformidad con la regulación regional y sujeto al cumplimiento de los establecido en el Reglamento del Mercado Eléctrico Regional (RMER) puede brindar las facilidades de interconexión del Proyecto de VERSANT.

Que ambas Empresas reconocen que para la interconexión se deberá cumplir con lo que establecen la regulación nacional eléctrica de Costa Rica, así como lo establecido en la Reglamentación del Mercado Eléctrico Regional, RMER. Para VERSANT esto significa coordinar, apoyar y trabajar en conjunto con EPR, CNFL y el Grupo ICE para este propósito.

POR LO TANTO, las partes por este medio acuerdan suscribir la presente Carta de Intención (la “Carta”) de conformidad con las siguientes Cláusulas:

PRIMERA: Las Partes por este medio acuerdan trabajar conjuntamente con el objeto de realizar las acciones que permitan preparar la suscripción de un acuerdo de interconexión (el “Acuerdo”) con la parte o todas las partes que dicte la Regulación vigente en Costa Rica, estableciendo los términos y condiciones bajo los cuales la subestación elevadora para el Proyecto se interconectará a la Linea de Transmisión, respetando además lo establecido en el RMER referente a las aprobaciones de sus organismos regionales, Ente Operador Regional, EOR y Comisión Regional de Interconexión Eléctrica, CR1E.

SEGUNDA: En el Proyecto habrá una subestación elevadora a 230kV, en la proximidad de la Línea de Transmisión, Tramo 15 del Proyecto SIEPAC, ubicada aproximadamente entre las torres 073 y 074. La derivación de la Línea de Transmisión a la sub estación se hará como se indique por los estudios finales del diseño de la subestación. El monto de la derivación y el del patio de conexión son inversiones que se integran a la subestación, todo bajo la inversión y propiedad de VERSANT (pendiente de confirmación técnica).

TERCERA: VERSANT asumirá todos los costos relacionados con la subestación de conexión y todas las torres terminales que se deban instalar para lograr la interconexión del Proyecto a la Línea de Transmisión, así como los equipos adicionales a instalar en las subestaciones adyacentes para la coordinación de protecciones, control, medición y telecomunicaciones. Adicionalmente, asumirá todos los costos que signifique para EPR la revisión de los estudios. diseños, inspecciones en sitio y de indole similar que permitan obtener las autorizaciones de conexión a la Línea de Transmision.

CUARTA: EPR declara y manifiesta, y así lo acepta VERSANT, que la solicitud de interconexión que gestiona para el Proyecto a la Línea de Transmisión tiene que seguir un proceso de documentación y formalización ante las autoridades regionales (EOR-CRIE), gestiones que, manifiesta Versant, se presentaron debidamente ante el órgano competente de la EOR-CRIE desde setiembre de 2011.

QUINTA: Declaran y manifiestan las Partes que VERSANT ha hecho entrega a EPR de un plano o mapa con detalle de las obras y el posible sitio de la subestación, el cual forma parte integrante de la presente Carta.

SEXTA: VERSANT realizará un estudio de diseño de sitio considerando topografía, curvas de nivel y disposición de equipos. Se estima que VERSANT deberá instalar una o dos torres de remate para orientar la Línea de Transmisión hacia la futura subestación, lo cual seria parte adjunta del Proyecto. De igual forma, VERSANT confirma tener en el sitio de la subestación los accesos a la Línea de Transmisión que atraviesan por 22 Km los inmuebles. EPR le facilitará la descripción de las torres y coordenadas del tendido para integrarlo con la ubicación final de la derivación. Todos los costos que se incurran para el desarrollo de los diseños serán asumidos por VERSANT.

SÉPTlMA: Las Partes mantendrán como confidencial todas las transacciones descritas de la presente Carta. Toda información, así como la información que se recopile durante el periodo de preparación previa a los trabajos objetos del Acuerdo se entregarán únicamente a los agentes designados por cada una de las Partes, quienes quedarán obligados a mantener dicha información confidencial.

OCTAVA: La firma de la presente Carta no obliga a las Partes a perfeccionar ninguna transacción ni el acuerdo de conexión en la medida que todos y cualesquiera estudios o trámites previos necesarios estén pendientes de finalización.

NOVENA: La presente Carta solamente podrá ser modificada mediante document escrito firmado por ambas Partes.

DECIMA: La presente Carta se rige por las leyes de la República de Costa Rica. Cualquier disputa bajo la presente Carta que no pueda ser resuelta a través de mediación directa de las Partes, se resolvería mediante arbitraje en derecho ante el Centro de Conciliación y Arbitraje de Costa Rica (CICA) de conformidad con su reglamento.

En virtud de lo cual. las Partes suscriben la presente Carta de Intención a los veinticinco días del mes de junio del 2013.

Por Empresa Propietaria de la Red S.A	Por Energía Renovable Versant, SRL S.A.

/s/ José EnriqueMartínez Albero	/s/ José Pablo Quirós Salazar
José EnriqueMartínez Albero	José Pablo Quirós Salazar
Gerente General	Gerente General